Exhibit 99.1

Olema Oncology Announces Corporate Name Change

SAN FRANCISCO, November 12, 2026 (Globe NewsWire) – Olema Oncology, Inc. (formerly Olema Pharmaceuticals, Inc.) (“Olema” or “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted therapies for breast cancer and beyond, announced that, effective today, it has changed its corporate name from “Olema Pharmaceuticals, Inc.” to “Olema Oncology, Inc.” pursuant to the Company’s Eighth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware.

The Company’s common stock will continue to be listed and trade on the Nasdaq Global Select Market under the ticker symbol “OLMA.” Pursuant to Delaware law, no action was required by stockholders of the Company to effect the name change. Stock certificates reflecting the prior corporate name will continue to be valid.

About Olema Oncology
Olema Oncology is a clinical-stage biopharmaceutical company committed to transforming the standard of care and improving outcomes for patients living with breast cancer and beyond. Olema is advancing a pipeline of novel therapies by leveraging our deep understanding of endocrine-driven cancers, nuclear receptors, and mechanisms of acquired resistance. Our lead product candidate, palazestrant (OP-1250), is a proprietary, orally available complete estrogen receptor antagonist (CERAN) and a selective estrogen receptor degrader (SERD), currently in two Phase 3 clinical trials. In addition, Olema is developing OP-3136, a potent lysine acetyltransferase 6 (KAT6) inhibitor, now in a Phase 1 clinical study. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit www.olema.com.

Media and Investor Relations Contact

Courtney O’Konek

Vice President, Corporate Communications

Olema Oncology

media@olema.com